Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is entered into effective as of February 10, 2021 (the “Effective Date”), by and between Aligos Therapeutics, Inc., a Delaware corporation (the “Company”) and Leonid Beigelman, Ph.D. (the “Executive”).

A.The Company and the Executive are currently parties to that certain Employment Agreement entered into on and effective as of August 16, 2018 (the “Prior Agreement”);

B.The Company desires to continue to assure itself of the continued services Executive as its President, and Executive desires to accept such continued employment; and

C.The Company and Executive have reached agreement concerning the terms and conditions of his continued employment and wish to execute this Agreement to supersede the Prior Agreement in its entirety.

In consideration of the mutual terms, covenants and conditions stated in this Agreement, the Company and Executive hereby agree as follows:

1.Employment. Effective as of the Effective Date, the Company hereby employs Executive and Executive hereby accepts employment by the Company on the terms and conditions set forth herein.

2.Duties.

(a)The Company hereby agrees to employ Executive as its President, reporting to the Company’s Chief Executive Officer. Executive agrees that he will perform all lawful duties assigned to him by the Company, and will serve with no additional compensation in any other office or position of the Company and its Affiliates (as defined below) as reasonably determined by the Company’s Chief Executive Officer or the Company’s Board of Directors (the “Board”). Executive agrees that he will devote his full attention, time, and effort to the business and affairs of the Company and its Affiliates and that he makes a full commitment to the business and affairs of the Company and its Affiliates except as described in subsection 2(c) below. Executive further agrees that he will use his reasonable best efforts to promote the interests of the Company and its Affiliates. Executive shall continue to serve as a member of the Board as of the Effective Date. The Company shall nominate Executive as a director for stockholder approval at each annual meeting during the term of Executive’s employment with the Company in which his term as a director is due to expire.

(b)Executive will perform his duties diligently and competently and shall act in conformity with all Company policies, and within the limits, budgets and business plans set by the Company. Executive will at all times comply with all applicable laws pertaining to the performance of this Agreement, and strictly adhere to and obey all of the rules, regulations, policies, codes of conduct, procedures and instructions in effect from time to time relating to the conduct of executives of the Company. Except as provided in subsection 2(c) below or with the Board’s prior written consent, Executive shall not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or company during his employment with the Company.

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(c)Executive may devote reasonable time to unpaid activities such as supervision of personal investments and activities involving professional, charitable, educational, religious, civic and similar types of activities, speaking engagements and membership on committees, provided such activities do not individually or in the aggregate interfere with the performance of his duties under this Agreement, violate the Company’s standards of conduct then in effect, or raise a conflict under the Company’s conflict of interest policies. Executive cannot serve on the board of directors of a private or publicly traded company (other than the Company’s Board) without the Board’s prior written consent. Executive shall not work for persons or companies other than the Company for compensation for his own account or for or on behalf of any other person, firm or company without the Board’s prior written consent.

(d)For purposes of this Agreement, the term “Affiliates” includes any corporation, company or other entity whose outstanding shares or securities are, now or hereafter, owned or controlled, directly or indirectly, by the Company and any partnership, joint venture, unincorporated association or limited liability company in which the Company has a direct or indirect ownership interest.

3.Base Salary. For all services rendered by Executive and all covenants and conditions undertaken by him pursuant to this Agreement, the Company shall pay Executive in accordance with its normal payroll practices (but not less frequently than semi-monthly) an annual base salary of $464,094 (as adjusted from time to time, the “Base Salary”). Such Base Salary shall be reviewed annually by the Board taking into consideration all appropriate performance metrics.

4.Bonuses and Equity Awards.

(a)Annual Bonus. In addition to the Base Salary, Executive shall be eligible for a potential annual incentive bonus of up to forty-five percent (45%) of the Base Salary upon the achievement, as determined by the Board and/or the Compensation Committee of the Board, during the calendar year of one hundred percent (100%) of the performance metrics that include personal and corporate goals that will be established by the Company in its sole discretion (the “Annual Bonus”). Any Annual Bonus Executive may earn in accordance with the preceding sentence will be paid by March 15 of the year following the year in which the bonus was earned.

(b)Equity Awards. Executive was previously issued restricted stock and granted stock options.  Executive shall be eligible for future equity awards in the discretion of the Board.  Upon a Change in Control (as defined in Section 7(e) below), all shares of restricted stock purchased by Executive on or around November 15, 2018 shall immediately vest in full and any risk of forfeiture shall fully lapse, subject to Executive’s continued service to the Company as of immediately prior to such Change in Control.

(c)Annual Review. Executive’s opportunity for future bonuses and Executive’s eligibility for additional equity awards, if any, shall be reviewed annually by the Board and/or the Compensation Committee of the Board based upon appropriate performance metrics.

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5.Fringe Benefits.

(a)Benefit Plans. Executive will be eligible to participate on substantially the same basis as the Company’s other senior executive officers in any executive benefit plans offered by the Company including, without limitation, medical, dental, disability, life, pension, profit sharing and nonqualified deferred compensation arrangements. The Company will pay the full amount for all medical, dental, disability, and life insurance including the full amount for dependent care. To the extent any such payment is taxable to Executive, the Company shall reimburse Executive for the full amount of such taxes along with any additional tax due in connection with such reimbursement. The Company reserves the right to modify, suspend or discontinue any and all of the plans, practices, policies and programs at any time without recourse by Executive, so long as the Company takes such action generally with respect to other similarly situated senior executive officers.

(b)Vacation. Executive will accrue paid vacation time at a rate of four (4) weeks per calendar year or, if greater, in accordance with the Company’s vacation policy for senior executive officers; provided that if Executive’s accrued but unused vacation time reaches eight (8) weeks, then Executive shall cease accruing paid vacation time hereunder until such time as Executive’s accrued but unused vacation time is reduced. In the event of termination for any reason, the Company shall pay Executive for all accrued but unused vacation time.

(c)Perquisites. Executive shall be entitled to substantially the same Company-provided perquisites made generally available to other officers of the Company.

6.Business Expenses. The Company shall reimburse Executive for all reasonable and necessary business expenses incurred in the performance of his duties for the Company, in accordance with the Company’s policies with respect to documentation and reimbursement of such expenses. In agreeing to reimburse these expenses, the Company is not providing Executive any tax advice. To the extent any taxes are owed by Executive concerning any such expenses pursuant to applicable law, Executive agrees to pay all such taxes and to indemnify and hold harmless the Company from any claim, demand, penalty, fine, damages, costs, fees or assessment arising from a failure to pay such taxes to the maximum extent allowed by law.

7.Termination. Executive’s employment with the Company may be terminated in the following ways:

(a)Voluntary Resignation. While Executive is committed to provide services to the Company according to the terms of the Agreement, in the event that Executive terminates his employment, he shall provide sixty (60) days written notice of resignation to the Company; provided, however, that the Company, in its sole discretion, may permit a shorter period of notice. If Executive voluntarily terminates his employment, then he shall have no further right to receive any payments under this Agreement, except: (i) all Base Salary accrued and unpaid as of the date of termination, payable in accordance with normal payroll practices; (ii) any Annual Bonus earned according to Section 4(a) above, in the year prior to the year in which the termination occurs, to the extent unpaid as of the date of termination, payable at the same time it would become payable notwithstanding the termination; (iii) the prorated portion of the Annual Bonus earned according

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to Section 4(a) above in the year in which the termination occurs, which shall be payable at the same time it would become payable notwithstanding the termination; (iv) any unreimbursed business expenses incurred by Executive on the Company’s behalf; (v) any accrued but unused vacation; and (vi) any other amounts required to be paid under any benefit plan or program in which Executive participates or any other amounts mandated by law, payable in accordance with the terms of such plans or requirements of applicable law. For avoidance of doubt, the determination of whether any Annual Bonus shall be have been earned and payable in accordance with subsections (ii) and (iii) of this paragraph shall be made by the Board and/or the Compensation Committee of the Board, in their sole discretion and in accordance with Section 4(a).

(b)Termination by the Company for Cause. The Company may terminate Executive’s employment at any time for Cause (as defined below) by giving Executive written notice of such termination. In the event of termination of Executive’s employment for Cause, Executive’s rights to any additional payments under this Agreement shall be limited to those made available to Executive if he resigned as set forth in Section 7(a) above, excluding any Annual Bonus payments pursuant to 7(a)(ii) and 7(a)(iii). For purposes of this Agreement, “Cause” will mean Executive’s: (i) material breach of any of Executive’s representations or obligations contained in the Agreement, including Executive’s willful failure or refusal to perform the job duties and responsibilities assigned to him by the Company, which if such material breach is reasonably susceptible of cure is not cured after thirty (30) days have elapsed following the date on which the Company gives Executive written notice of such breach; (ii) conviction, or plea of guilty or nolo contendere, of any felony or any crime involving moral turpitude; (iii) participation in a fraud, act of dishonesty or misappropriation or similar conduct against the Company; (iv) conduct that is materially injurious to the Company or its Affiliates or subsidiaries, monetarily or otherwise; (v) improper use or disclosure of the Company’s confidential or proprietary information; or (vi) obtaining a direct or indirect personal benefit from the transfer or use of the Company’s trade secrets or intellectual property other than on the Company’s behalf.

(c)Termination by Death or Disability. In the event that Executive dies or becomes Disabled (as defined below) during his employment, Executive’s employment shall terminate when such death or Disability occurs and Executive (or his legal representative, estate, or beneficiary under any applicable benefit plan in accordance with its terms, as the case may be) shall receive all amounts payable to Executive under the Company’s life and/or disability insurance plans, and any other payments determined under Section 7(a) above. In the event that Executive’s employment is terminated due to Executive’s death in accordance with the preceding sentence, the Restricted Stock shall automatically become vested, and any risk of forfeiture thereon shall immediately lapse, with respect to that number of unvested shares of Restricted Stock that would otherwise have vested and such risk of forfeiture lapsed had Executive remained employed by the Company for the twelve (12) month period following the date of such termination of employment. For purposes of this Agreement, Executive shall be deemed to be “Disabled” or have a “Disability” if, because of Executive’s physical or mental condition, he has been substantially unable to perform his duties hereunder for a cumulative period of ninety (90) days in any consecutive twelve (12) month period. Executive shall be considered to have been substantially unable to perform his duties hereunder if he is unable to reasonably and effectively to carry out his duties as determined by the Board in its sole discretion without Executive’s participation.

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Executive acknowledges that the payments referred to in this Section 7(c), together with any rights or benefits under any written plan or agreement that have vested on or prior to the termination date of Executive’s employment under this Section 7(c), constitute the only payments that Executive (or his legal representative, as the case may be) shall be entitled to receive from the Company in the event of a termination of his employment for death or Disability, and the Company shall have no further liability or obligation to him (or his legal representative, as the case may be) or otherwise in respect of his employment.

(d)Resignation for Good Reason or Termination Without Cause. In the event Executive resigns his employment with the Company for Good Reason (as defined below) or Executive’s employment with the Company is terminated by the Company without Cause, Executive shall be entitled to all amounts determined under Section 7(a) above, and shall be eligible to receive the following:

(i)Executive shall receive amount equal to the sum of (A) his Base Salary (as of the date of termination) and (B) his bonus earned under Section 4(a) above in the calendar year preceding his termination of employment occurs. For the avoidance of doubt, the determination of whether any bonus shall have been earned and payable for the calendar year preceding Executive’s termination of employment in accordance with the preceding sentence shall be made by the Board and/or Compensation Committee of the Board, in their sole discretion and in accordance with Section 4(a).  This severance amount shall be paid in substantially equal installments, in accordance with the Company’s normal payroll practices, over a period of twelve (12) months following the date of termination, with such payments to commence on the first payroll date after Executive’s Release (as defined below) becomes no longer subject to revocation (with any such payments that would otherwise have been made before the Release is not subject to revocation to be made as soon as administratively practicable thereafter). Required withholdings and authorized deductions shall be taken from each of the foregoing payments before it is transferred to Executive;

(ii)During the period commencing on the date of Executive’s termination of employment and ending on the first anniversary of the date of Executive’s termination of employment or, if earlier, the date on which Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan (in any case, the “COBRA Period”), subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulation thereunder, the Company shall, in its sole discretion, either (A) continue to provide to Executive and Executive’s dependents, at the Company’s sole expense, or (B) reimburse Executive and Executive’s dependents for coverage under its group health plan (if any) at the same levels in effect on the date Executive terminates employment; provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the COBRA Period (or remaining portion thereof); and

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(iii)Each outstanding and unvested equity award (excluding any such awards that vest in whole or in part based on the attainment of performance-vesting conditions) held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse as of immediately prior to the date of termination, in each case, with respect to the number of shares that would have become vested and, if applicable, exercisable during the twelve (12)-month period following the date of termination had Executive’s employment continued during such period, and each option held by Executive to purchase the Company’s common stock that is vested as of the date of termination (after giving effect to any applicable accelerated vesting) will remain exercisable until the earlier of the twelve (12)-month anniversary of the date of termination or the original expiration date of the option.

The payments and benefits described in subsections (i), (ii) and (iii) of this Section 7(d) shall be subject to and in consideration of Executive’s execution and delivery (and any revocation period having expired) of a general release of all claims against the Company in a form acceptable to the Company (the “Release”) within sixty (60) days following Executive’s termination of employment. For the purposes of this Agreement, “Good Reason” shall mean the continuance of any of the following events without Executive’s written consent: (i) any material breach of the terms of this Agreement by the Company; (ii) any material restriction or diminution in Executive’s responsibilities; (iii) introduction of a requirement that Executive report to anyone other than the Company’s Chief Executive Officer or the Board; (iv) any change in the location of Executive’s principal place of employment that increases Executive’s one-way commute in excess of fifty (50) miles from Executive’s principal place of employment prior to such change; (v) any material failure by the Company to pay Executive’s Base Salary, bonuses that Executive has earned, or benefits that Executive is entitled to receive under this Agreement, or any material reduction by the Company of Executive’s Base Salary under this Agreement, provided, however, that if the Company institutes a Company-wide reduction in salaries, bonuses and benefits for other executive management team members, such reduction shall not be deemed “material” for this subsection (d). Notwithstanding the foregoing, Executive’s resignation shall not constitute a resignation for “Good Reason” unless (X) Executive provides advance written notice of such resignation to the Company within sixty (60) days of the initial occurrence of the event or action giving rise to Good Reason, (Y) such written notice specifies that Executive’s resignation is effective not less than thirty (30) days, nor more than sixty (60) days, after the date of the written notice, and (Z) the Company fails to remedy the basis for Good Reason prior to the date of resignation specified in the written notice.

(e)Termination as a Result of Change in Control. In the event Executive resigns his employment with the Company for Good Reason or Executive’s employment with the Company is terminated by the Company without Cause, in each case, during the period commencing three months prior to the consummation of a Change in Control and ending on the twelve (12) month anniversary of such Change in Control, then in addition to any other payments determined under Section 7(a) above and in lieu of any amount otherwise payable under Section 7(d), Executive shall be eligible to receive the following:

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(i)Executive shall receive an amount equal to the sum of (A) his Base Salary (as of the date of termination) and (B) his target Annual Bonus (as of the date of termination), payable in a cash lump sum, less applicable withholdings, on the first payroll date following the date Executive’s Release becomes no longer subject to revocation;

(ii)During the period commencing on the date of Executive’s termination of employment and ending on the 12-month anniversary of the date of Executive’s termination of employment or, if earlier, the date on which Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan (in any case, the “CIC COBRA Period”), subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulation thereunder, the Company shall, in its sole discretion, either (A) continue to provide to Executive and Executive’s dependents, at the Company’s sole expense, or (B) reimburse Executive and Executive’s dependents for coverage under its group health plan (if any) at the same levels in effect on the date Executive terminates employment; provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the CIC COBRA Period (or remaining portion thereof); and

(iii)Each outstanding and unvested equity award held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse with respect to one hundred percent (100%) of the shares subject thereto, as of immediately prior to the date of termination, and each option held by Executive to purchase the Company’s common stock will remain exercisable until the earlier of the twelve (12)-month anniversary of the date of termination or the original expiration of the option. Unless otherwise set forth in an applicable award agreement, for purposes of this Section 4(e), each award subject to performance-based vesting will be deemed earned at the greater of (i) target or (ii) actual achievement measured as of the termination date (to the extent then measurable).

The payments and benefits described in subsections (i), (ii) and (iii) of this Section 7(e) shall be subject to and in consideration of Executive’s execution and delivery (and any revocation period having expired) of a Release within sixty (60) days following termination. In no event shall Executive be entitled to receive payments under Section 7(d) and under this Section 7(e) at the same time. For the purposes of this Agreement, “Change in Control” shall have the meaning ascribed to such term under the Company’s 2020 Incentive Award Plan; provided, that such transaction must also constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

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8.Proprietary Information. The Parties have executed the Company’s standard agreement with regard to the protection of the Company’s proprietary information, which shall be defined in such agreement, but may include, without limitation (a) certain intellectual property conceived, developed, or reduced to practice by Executive during his employment, (b) confidential information communicated to or by Executive during the Employment Term and (c) non-solicitation of the Company’s employees.

9.Indemnification and Insurance. During Executive’s employment, the Company shall maintain Executive as an insured party on all insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide Executive with indemnification to the fullest extent permitted and/or required by law. The Company shall obtain and retain directors and officers and employment practices insurance reasonably appropriate for the Company’s business activities and ensure that Executive is a covered beneficiary while employed by the Company and for a period of five (5) years after termination.

10.No Conflicting Agreements. Executive hereby represents and warrants to the Company that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person that would in any way preclude, inhibit, impair or limit Executive’s ability to perform his obligations under this Agreement, and that his execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreements to which he may be a party, in each case including but not limited to employment agreements, confidentiality agreements, noncompetition agreements, and nonsolicitation agreements. Executive agrees that he will not use for the benefit of the Company any proprietary information of a third party without such third party’s prior written consent.

11.Binding Effect; Assignment. This Agreement shall be binding upon Executive, his heirs and his personal representatives, and may be assigned by the Company in its sole discretion to its Affiliates, successors and assigns.

12.Golden Parachute Excise Tax.

(a)Best Pay.  Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below).  The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (B) the entire Payment, whichever amount after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’ s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (A) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit

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for Executive.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).  Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows:  (1) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (2) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (3) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

(b)Accounting Firm.  The accounting firm engaged by the Company for general tax purposes as of the day prior to the Change in Control will perform the calculations set forth in Section 12(a) above.  If the firm so engaged by the Company is serving as the accountant or auditor for the acquiring company, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder.  The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company within thirty (30) days before the consummation of a Change in Control (if requested at that time by the Company) or such other time as requested by the Company.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Company and Executive.

13.Miscellaneous.

(a)Notices. Any notice or other communication provided for in this Agreement or contemplated hereby shall be sufficiently given if given in writing to the following:

To the Company:	.	Aligos Therapeutics, Inc
One Corporate Drive, 2nd Floor
South San Francisco, CA 94080

Attention:	Chairman of the Board of Directors
To Executive:	at the last address provided in the Company’s personnel records

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Such notice shall be deemed delivered: (i) upon delivery if delivered in person; (ii) five (5) business days after deposit in the United States Mail, certified mail, return receipt requested and postage prepaid; (iii) upon transmission by facsimile, with a confirmation copy sent via overnight mail provided that confirmation of such overnight delivery is received; or (iv) two (2) business days after deposit with a national overnight carrier, provided that confirmation of delivery is received. Either party may change the person and/or address to whom the other party must give notice under this Section 13(a) by giving such other party written notice of such change, in accordance with the procedures described above.

(b)Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provisions of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(c)Entire Agreement; Modification. This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all other agreements and understandings, written or oral, between the parties hereto with respect to the subject matter hereof, including without limitation, the Prior Agreement. This Agreement shall not be amended, modified or changed except by an instrument in writing signed by the parties hereto.

(d)Waiver. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

(e)Controlling Law. This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles, except where preemptive federal law governs.

(f)Deductions. All wages and cash compensation shall be less any legally required withholding and authorized deductions.

(g)Code Section 409A.

(i)Notwithstanding anything in this Agreement to the contrary, no benefits deemed deferred compensation subject to Section 409A of the Code, shall be payable pursuant to Section 7 of this Agreement unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (a “Separation from Service”) and, except as provided under Section 12(g)(ii) of this Agreement, any such termination benefits shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to

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Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(ii)Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (B) the date of Executive’ s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 12(g)(ii) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(iii)To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(iv)For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive the installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

(v)To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines in good faith that any compensation or benefits payable under this Agreement may not be either exempt from or compliant with Section 409A of the Code, the Company may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective), or take any other commercially reasonable actions necessary or appropriate (A) to preserve the intended tax treatment of the compensation and benefits payable hereunder and/or preserve the economic benefits of such compensation and benefits, and/or (B) to exempt the compensation and benefits payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder.

(h)Voluntary Agreement. Executive and the Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party

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represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement, with the legal, tax and other advisor and advisors of such party’s choice before executing this Agreement, and have been fully advised as to same. Executive acknowledges that the Company has made no representations or warranties to Executive concerning the terms, enforceability or implications of this Agreement other than as are reflected in this Agreement. This Agreement has been fully and freely negotiated by the parties hereto, shall be considered as having been drafted jointly by the parties hereto, and shall be interpreted and construed as if so drafted, without construction in favor of or against any party on account of its or his participation in the drafting hereof.

(i)Counterparts. The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

(j)Warranty of Authority. The parties hereto, and each and all of them, collectively and individually as to each said party, represent and declare that each of the persons executing this agreement is and will be empowered and authorized to do so.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date above written.

ALIGOS THERAPEUTICS, INC.			LEONID BEIGELMAN, Ph.D.

By:
	Name:	Lawrence Blatt, Ph.D.
	Title:	Chief Executive Officer

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